Silver Star Properties Continues Strategy to Shift to Self-Storage

•Silver Star, in the aggregate, has sold eight assets in 2023 for net proceeds over $108 million, which includes four assets sold by the SPE for net proceeds of $44 million.

•SPE completed the sale of the Prestonwood property on Friday, September 8, 2023, and realized net proceeds of approximately $25 million.

•Remaining balance on SASB loan is approximately $217 million. Remaining assets of $131 million under contract for sale are expected to close in an amount sufficient to reach the $200 million loan balance required for refinancing from our replacement lender.

HOUSTON — September 13, 2023 — Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) is a self-managed real estate investment trust that is currently repositioning in an orderly manner into the self storage asset class. Hartman SPE, LLC (the “SPE”), an indirect subsidiary, which owns legacy office, retail, and industrial properties today announced that (i) with the SPE’s sale of its Prestonwood property netting $25 million and (ii) to improve its ability to sell its remaining legacy assets, the SPE has filed a voluntary petition under Chapter 11 of the Bankruptcy Code (the “Filing”).

The Filing will allow the SPE to conduct an orderly sale of its assets to pay its undisputed creditors in full, complete the refinance of its maturing senior indebtedness, and maximize capital available for Silver Star’s redeployment into the self storage asset class. Further, this Filing will allow the SPE to complete property sales without external interference by a dissident minority holder, which sales will be instrumental as the SPE looks to close on the refinancing of its SASB Loan.

The SPE emphasized that tenants should not expect to be affected by the Filing, and tenants will continue the quiet enjoyment of their leased property. The SPE and its property manager will continue to provide regular service to tenants.

The Filing comes after failed efforts amicably to resolve intercompany ownership matters, a process that has been ongoing since December 2022, involving negotiations between the Company and Hartman vREIT XXI, Inc. which is under the control of Allen Hartman. The Company has diligently pursued mediation and sought legal remedies in response to Allen Hartman's efforts to secure more favorable terms through the use of controversial legal tactics. The Company believes that the Filing represents a viable and constructive avenue to obtain the necessary relief to prove its ownership of the SPE's properties, thereby safeguarding and enhancing shareholder value.

Gerald Haddock, Executive Chairman of the Executive Committee of Silver Star, stated, “We are pleased with our progress towards our goals of moving the Company into self storage. Having successfully engaged Steve Treadwell, a seasoned executive in self storage, as our CEO, the

Company will be well positioned with his expertise to direct the entire enterprise with a coordinated branding strategy of acquiring institutional quality self storage properties, allowing us to more readily fulfill our commitment to list on an established national exchange for trading. The bankruptcy filing for our SPE is part of our moving forward strategy as we expect to emerge quickly and with removal of our dissident’s interference. That will allow the Company to resume its new growth strategy and make distributions to its shareholders much quicker, all of which have been hindered by the dissident’s interference.”

Contact:
Investor and Media Relations
press@hi-reit.com
1-877-734-8876
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